Exhibit 99.1

Mattersight Announces New $10 Million Credit Agreement

Chicago, IL, July 2, 2012 (MARKETWIRE via COMTEX) –

Mattersight Corporation (NASDAQ: MATR), a leading provider of enterprise analytics, today announced that on June 29, 2012, the company entered into a new two-year, $10 million credit agreement with Silicon Valley Bank.

The credit agreement provides for borrowings under a revolving credit facility maturing in 2014. The company immediately borrowed under the credit agreement approximately $3.7 million to pay off the remaining balance on the promissory notes previously issued by the company to various affiliates of Technology Crossover Ventures to settle previously disclosed arbitration.

“We are pleased with the confidence of our new lender in Mattersight’s financial stability and business strategy,” said Kelly D. Conway, President and CEO. “This new $10 million credit facility has improved terms compared to our previous facility and will provide the company the flexibility to pursue its growth strategy while reducing our costs moving forward.”

This new credit facility replaces and terminates Mattersight’s previous $5 million credit agreement with Bank of America, N.A., dated December 24, 2010, as amended. No fees were paid for terminating the previous credit agreement prior to its expiration date.

To learn more about Mattersight and its Behavioral Analytics Service, visit www.Mattersight.com.

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight’s Behavioral Analytics service captures and analyzes customer and employee interactions, employee desktop data and other contextual information to improve operational performance and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s applications are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities and Government. See What Matters™ by visiting www.Mattersight.com.